EXHIBIT 2(II)

                               AMENDMENT AGREEMENT

This Amendment Agreement is made and entered into as of this 18th day of February, 1999 by and among CERTIFIED MORTGAGE ASSOCIATES ("Company"), BARRY HABIB ("Habib"), NORMAN HUNTER ("Hunter") and CRAIG FRANKEL ("Frankel") (collectively, "Stockholders"), UNITY BANCORP, INC., a Delaware corporation ("UBI"), and FIRST COMMUNITY BANK (the "Bank").

     WHEREAS, the parties hereto are parties to that certain Agreement and Plan of Merger dated as of December 11, 1998 (the "Merger Agreement");

     WHEREAS, the parties hereto have determined that it is in their mutual best interests to Merger Agreement amend certain of the terms and conditions contained in the Merger Agreement.

     NOW, THEREFORE, in consideration of their representations, warranties and mutual promises contained herein, the parties hereto agree to amend the Merger Agreement as follows:

          1. Section 1.6 of the Merger Agreement is hereby deleted in its entirety.

          2. Section 2.1 of the Merger Agreement is hereby deleted in its entirety, and replaced with the following:

               "2.1 -- Aggregate Consideration. In consideration for the Merger, UBI shall pay an amount equal to the sum of $2,800,000 (the "Purchase Price"). The Purchase Price shall be paid as follows: $1,700,000 will be paid in cash (the "Cash Purchase Price") and $1,100,000 (the "Stock Purchase Price") shall be paid in shares of common stock, no par value of UBI (the "Common Stock"). In calculating the aggregate number of shares of common stock to which Stockholders shall be entitled in satisfaction of the Stock Purchase Price, the Stock Purchase Price will be divided by the fair market value of the Common Stock determined by the average of the bid and asked price of the Common Stock for the first 20 trading days in thirty (30) days prior to closing of the transactions contemplated hereby. Upon the Closing Date, each outstanding shall of stock shall be converted into the right to receive a proportionate share of the Cash Purchase Price and the Stock Purchase Price."

          3. Section 3.3(e) of the Merger Agreement is deleted in its entirety, and replaced with the following: "(e) The Cash Purchase Price by wire, bank check or other next day funds."

          4. Section 3.4 of the Merger Agreement is deleted in its entirety.


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          5. Section 8.9 of the Merger Agreement is deleted in its entirety.

          6. Except as provided herein, all the terms and conditions of the Merger Agreement shall remain in full force and effect, unchanged from the date of the Merger Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment Agreement of this 18th day of February, 1999.

         STOCKHOLDERS:

                           -------------------------------------------
                           BARRY HABIB

                           -------------------------------------------
                           NORMAN HUNTER

                           -------------------------------------------
                           CRAIG FRANKEL


                           CERTIFIED MORTGAGE ASSOCIATES, INC.

                           By:________________________________________
                              BARRY HABIB,  President


                           UNITY BANCORP, INC.

                           By:________________________________________
                              ROBERT J. VAN VOLKENBURGH
                              Chairman and Chief Executive Officer


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